China Automotive Systems Reports
2011 Fourth Quarter Financial Results and Higher Annual Net Sales
in Fiscal Year 2011

WUHAN, China, March 9, 2012 -- China Automotive Systems, Inc. (“CAAS” or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Highlights

  Net sales were $99.5 million, compared with $100.5 million in the fourth quarter of 2010
  Gross profit was $19.5 million, compared with $19.8 million in the fourth quarter of 2010
  Operating income was $8.0 million, compared with $12.3 million in the fourth quarter of 2010, and operating margin was 8.1%, compared with 12.2% in the fourth quarter of 2010
  Net income attributable to parent company’s common shareholders was $6.0 million, compared with $10.6 million in the fourth quarter of 2010, with diluted earnings per share of $0.19, compared with diluted earnings per share of $0.22 in the fourth quarter of 2010.

Fiscal Year 2011 Highlights

  For 2011, net sales were $348.0 million, compared with $345.9 million for 2010
  Gross profit was $68.1 million, compared with $80.3 million in 2010, and gross margin was 19.6%, compared with 23.2% in 2010
  Operating income was $33.4 million, compared, with $54.0 million in 2010, and operating margin was 9.6%, compared with 15.6% in 2010
  Net income attributable to parent company’s common shareholders was $36.2 million, compared with $44.7 million in 2010, and with diluted earnings per share of $0.69, compared to $1.10 in 2010
  Net cash flow from operations was $34.1 million, compared with $38.6 million in 2010, with working capital of $147.8 million at December 31, 2011, compared with $54.2 million at December 31, 2010
  Cash and cash equivalents were $73.0 million at December 31, 2011, up from $49.4 million at December 31, 2010

Mr. Qizhou Wu, chief executive officer of the Company, commented: “2011 was a challenging year for the Chinese auto industry. However, we held our ground by increasing domestic penetration in Dongfeng PSA and growing our export business with Chrysler North America. Our new products, especially electric power steering (“EPS”), grew in unit volume and commanded higher prices. On the strategic partnership front, we added two key joint ventures with Shanghai Auto-IVECO Hongyan in early 2012 and Beijing Auto, which will significantly lift our presence in these large organizations and pave the way for broader cooperation in the future. In addition, we will form a joint venture outside of China and establish a foothold in another large and rapidly growing market, Brazil.”

Fourth Quarter of 2011

For the fourth quarter of 2011, net sales were $99.5 million, compared with $100.5 million in the same quarter of 2010. The decrease was primarily due to higher sales of electric power steering (“EPS”), increased export sales to Chrysler North America and the appreciation of the Chinese RMB versus the U.S. dollar only partially offsetting lower unit sales of traditional steering products in China.

Gross profit was $19.5 million compared with $19.8 million in the same quarter of last year. The gross margins were comparable at 19.6% and 19.7% in the fourth quarter of 2011 and the same quarter of 2010, respectively.

Selling expenses rose to $2.8 million from $2.5 million in the fourth quarter of 2010, which were mainly due to higher marketing and related office costs and greater warehouse rental expenses as compared with the same quarter of last year. As a percentage of net sales, selling expenses were 2.9% in the fourth quarter of 2011, compared with 2.5% in the same quarter of 2010.

General and administrative expenses (“G&A expenses”) rose 266% to $5.4 million in the fourth quarter of 2011 from $1.5 million in the same quarter of 2010. The increase in G&A expenses was primarily due to: 1) higher wage and insurance expenses; 2) higher depreciation expenses; 3) higher office expenses; 4) increased listing and professional fees related to being a public company, and 5) lower bad debt recovery. As a percentage of net sales, G&A expenses increased to 5.4% in the fourth quarter of 2011 from 1.5% in the same quarter of 2010. Excluding the one-time recovery of bad debt of $2.5 million in the fourth quarter of 2010, G&A expenses in the fourth quarter of 2010 would have been $4.0 million (or 4% of net sales).

Research and development expense (“R&D expense”) decreased 8.2% in the fourth quarter of 2011, to $3.4 million from $3.7 million in the same quarter of fiscal 2010. As a percent of net sales, R&D expense declined to 3.4% from 3.7% in the fourth quarter of 2010.

Operating income was $8.0 million in the fourth quarter of 2011, compared with $12.3 million in the same quarter of 2010. The decrease was primarily due to higher G&A expenses and selling expenses in the fourth quarter of 2011 as compared with the corresponding period of 2010.

Financial expenses decreased 17.1% to $1.1 million from $1.3 million in the fourth quarter of 2010, mainly due to lower foreign exchange losses in the fourth quarter of 2011.

The gain in the change of fair value of derivatives in the fourth quarter of 2011 was $1.6 million compared with a gain of $6.0 million in the same quarter last year. The gain in the change of fair value of derivatives was related to the convertible bond and was non-cash in nature.

Income before income taxes was $8.6 million in the fourth quarter of 2011, compared with $17.3 million in the same quarter of 2010. The decrease in income before income taxes was primarily due to lower operating income and a significantly smaller gain in the change of fair value of derivatives in the fourth quarter of 2011, as compared with the same quarter in 2010.

Net income attributable to parent company’s shareholders was $6.0 million in the fourth quarter of 2011, compared to $10.6 million in the same quarter in 2010. Diluted earnings per share were $0.19 in the fourth quarter of 2011 compared with $0.22 in the corresponding period of 2010.

Fiscal 2011

CAAS’s annual net sales increased $2.1 million to $348.0 million, compared with $345.9 million in 2010. Sales in 2011 experienced higher sales per unit through growth in the sales of EPS units, an expansion of exports to Chrysler in North America and the effect of RMB appreciation compared to the U.S. dollar, all of which more than offset a lower number of unit sales for traditional steering products in China.

Gross profit for fiscal year 2011 decreased to $68.1 million, from $80.3 million in 2010. Gross margin was 19.6%, as compared to 23.2% in 2010, primarily due to reductions in product pricing and higher unit production costs.

Selling expenses in 2011 increased by 6.5% to $10.0 million from $9.4 million, mainly due to higher marketing and associated office costs and greater warehouse rental expenses. As a percentage of net sales, selling expenses were 2.9% and 2.7% in 2011 and 2010, respectively.

G&A expenses increased by $6.2 million, to $16.2 million in 2011 from $10.0 million in 2010. The increase in G&A expenses was primarily due to: 1) higher wage and insurance expenses; 2) lower bad debts recovered; 3) higher office expenses from expansion of operations; and 4) increased listing and professional fees related to being a public company. As a percentage of net sales, G&A expenses were 4.7% in 2011 versus 2.9% in 2010. During the fourth quarter of 2010, there was a significant bad debt provision recovery of $2.5 million. Excluding this one-time bad debt of $2.5 million recovered in the fourth quarter of 2010, G&A expenses for 2010 would have been $12.5 million and 3.6% of net sales.

Research and development expenses (“R&D expenses”) increased 25%, or $2.0 million, to $10.0 million in 2011 from $8.0 million in 2010, primarily due to costs related to further development of the Company’s EPS technology and improvement in its production. As a percentage of net sales, R&D expenses increased to 2.9% in 2011 from 2.3% in 2010.

Operating income was $33.4 million in 2011, a decrease of 38.1% from $54.0 million in 2010, due to lower gross profit and higher operating expenses, especially G&A expenses. As a percentage of net sales, operating margin was 9.6% compared with 15.6% in 2010.

Financial expenses increased 18.5% to $4.0 million from $3.4 million for 2010 as average borrowings rose by $2.6 million in 2011 and the average interest rate increased by over 1% to 6.29% during 2011. Additionally, foreign exchange losses rose as the RMB appreciated by approximately 5% against the U.S. dollar.

The gain on convertible notes conversion was $1,564,418 in 2011, versus nil in 2010. On March 1, 2011, a holder of the Convertible Notes converted $6,428,571 of the principal amount of the convertible notes (at a conversion price of $7.0822 per share) and was issued 907,708 shares of the Company’s common stock. The Company recorded a gain on convertible notes conversion of $1,564,418 in 2011, which is the difference between the market price of the common stock and the conversion consideration on the conversion date. No convertible notes were converted in 2010.

For 2011, the gain on change in fair value of the derivatives embedded in the convertible notes was $21.0 million, compared with $20.2 million in 2010, primarily due to a greater decrease of the Company’s stock price in 2011.

Income before income taxes decreased to $52.1 million in 2011, a decrease of 27% from $71.4 million in 2010. This decrease was primarily due to lower gross profit and higher operating expenses in 2011. Income before taxes represented 14.9% of net sales in 2011 versus 20.6% in 2010.

Income tax expense was $4.4 million in 2011, compared to $8.5 million in 2010. Income tax decrease was mainly due to lower taxable income in 2011.The effective tax rate in 2011 was 8.4%, compared with 11.9% in 2010.

Net income attributable to parent company’s shareholders was $36.3 million in 2011, compared to $44.7 million in 2010. Diluted earnings per share were $0.69 in 2011, compared with $1.10 in 2010. The weighted average number of basic common shares outstanding was 27,930,668 in 2011, versus 27,098,258 in 2010. The weighted average number of diluted common shares outstanding was 31,511,685 in 2011, compared with 31,565,422 in 2010.

As of December 31, 2011, total cash and cash equivalents were $73.0 million, compared with $49.4 million at the end of 2010. Working capital was $147.8 million as of December 31, 2011, compared with $54.2 million as of December 31, 2010. Net cash flows from operations were $34.1 million in 2011, compared with $38.6 million in 2010. Cash used to acquire property, plant and equipment was $14.9 million in 2011, compared with $28 million in 2010.

Business Outlook

Management’s revenue guidance is for 10% year-over-year growth for the 2012 year. This target is based on the Company´s current views on operating and market conditions, which are subject to change.

“We are cautiously optimistic about 2012 despite the uncertainty in the Chinese domestic market. The PRC government’s recent policy on government vehicle purchases can be a positive catalyst to home-grown brands, as the annual vehicle spending by government entities is a sizeable percentage of the PRC market. And, many of these qualified models are already using CAAS steering systems. However, we will continue to diversify the customer base and leverage our brand recognition to increase penetration into existing customers. Our success with Chrysler Dodge RAM will open many doors for us globally. We will continue to focus on exercising financial discipline and generating free cash flow. We remain confident that CAAS will continue to grow long-term shareholder value,” Mr. Wu concluded.

Recent Developments

In January 2012, CAAS announced to form a joint venture with SAIC-IVECO Hongyan Company ("SAIC-IVECO") to create a new manufacturing facility with a registered capital of RMB60 million and a capacity to produce 200,000 power steering units for commercial vehicles in China. This joint venture is named Chongqing Henglong Hongyan Power Steering Systems Co. Ltd. ("Chongqing Henglong") and is 70% owned by CAAS. Chongqing Henglong designs and produces power steering units to meet the specific steering characteristics of SAIC-IVECO's commercial vehicles. CAAS's production capacity will be significantly expanded as Chongqing Henglong’s capacity combines with the Company’s Beijing Auto joint venture for a total production capacity of 500,000 steering units.

In December 2011, CAAS announced that it had been selected as a supplier of aftermarket power steering gears to a global OEM's parts division for use in one SUV model in North America. The gears are being produced by the Company in China and exported to North America. This SUV is a well-established model in North America that has been in production for several years, and sales of that SUV experienced strong growth in 2011.

In November 2011, CAAS increased its presence in the North American market through a new multi-year contract with Chrysler Group LLC (“Chrysler”). Starting in 2012, CAAS’s power steering products will be installed in RAM pick-up trucks. CAAS first began working with Chrysler in 2008 on its award-winning Jeep® Wrangler. Chrysler has now expanded its orders to RAM pick-up truck models 2500 and 3500.

In October 2011, CAAS announced that it received the 2011 Excellent Supplier Award from Chrysler´s China office for the Company’s supplying of power steering gears for the award-winning Jeep® Wrangler since 2008.

Also in October 2011, CAAS announced that, in addition to its operations in North America, its Board of Directors approved the formation of a joint venture with two local automotive companies in Brazil, the largest automotive market in South America.

Conference Call

Management will conduct a conference call on March 9th at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management´s presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

In addition, the conference call will be broadcast live over the Internet at: http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on April 9, 2012. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account "286" and Conference ID "390452 " to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets of steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., and Chery Automobile Co., Ltd. in China and Chrysler North America in North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. The Company’s actual results may differ materially from the results described in or anticipated by these forward-looking statements due to certain risks and uncertainties, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 2012, and in documents subsequently filed by the Company from time to time. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

- tables follow -

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2011 and 2010

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$72,960,500	$49,424,979
Pledged cash deposits	21,820,890	20,983,891
Accounts and notes receivable, net - unrelated parties	206,333,110	190,392,146
Accounts and notes receivable, net - related parties	6,126,148	5,466,842
Advance payments and others - unrelated parties	2,215,240	2,892,068
Advance payments and others - related parties	629,741	1,334,069
Inventories	51,607,193	36,870,272
Current deferred tax assets	3,686,713	3,511,421
Total current assets	365,379,535	310,875,688
Non-current assets:
Property, plant and equipment, net	84,843,250	75,380,747
Intangible assets, net	837,075	662,089
Other receivables, net - unrelated parties	1,876,953	2,450,970
Other receivables, net - related parties	499,652	350,464
Advance payment for property, plant and equipment - unrelated parties	1,472,442	1,839,537
Advance payment for property, plant and equipment - related parties	3,712,121	7,534,440
Long-term investments	3,485,118	3,162,136
Non-current deferred tax assets	4,340,974	3,271,594
Total assets	$466,447,120	$405,527,665
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$10,315,987	$6,794,812
Accounts and notes payable - unrelated parties	169,456,482	146,649,497
Accounts and notes payable - related parties	2,052,897	1,867,926
Convertible notes payable	-	30,000,000
Compound derivative liabilities	-	25,271,808
Customer deposits	1,181,401	720,883
Accrued payroll and related costs	5,177,140	4,927,200
Accrued expenses and other payables	22,617,667	29,072,710
Accrued pension costs	4,067,399	3,851,988
Taxes payable	2,029,215	6,860,946
Amounts due to shareholders/directors	351,817	353,817
Deferred tax liabilities	309,667	312,304
Total current liabilities	217,559,672	256,683,891
Long-term liabilities:
Convertible notes payable	23,571,429	-
Compound derivative liabilities	559,148	-
Accrued make-whole redemption interest expense of convertible notes	7,615,709	-
Advances payable	983,986	603,983
Total liabilities	250,289,944	257,287,874
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued and Outstanding – 28,260,302 shares and 27,175,826 shares at December 31, 2011 and 2010, respectively	2,826	2,717
Additional paid-in capital	39,295,419	28,565,153
Retained earnings-
Appropriated	9,026,240	8,767,797
Unappropriated	99,513,395	58,979,851
Accumulated other comprehensive income	25,291,231	15,957,500
Total parent company stockholders' equity	173,129,111	112,273,018
Non-controlling interests	43,028,065	35,966,773
Total stockholders' equity	216,157,176	148,239,791
Total liabilities and stockholders' equity	$466,447,120	$405,527,665

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income (Loss)

Years Ended December 31, 2011 and 2010

	December 31,
	2011	2010
Net product sales
Unrelated parties	$328,043,323	$334,264,680
Related parties	19,931,431	11,660,502
	347,974,754	345,925,182
Cost of product sold
Unrelated parties	259,096,894	246,369,792
Related parties	20,778,863	19,252,680
	279,875,757	265,622,472
Gross profit	68,098,997	80,302,710
Net gain on other sales	1,481,308	1,129,032
Operating expenses:
Selling expenses	9,971,835	9,363,875
General and administrative expenses	16,224,369	10,029,211
R&D expenses	10,005,605	7,991,252
Total operating expenses	36,201,809	27,384,338
Operating income	33,378,496	54,047,404
Other income, net	168,749	558,058
Financial expenses, net	(3,983,817)	(3,360,837)
Gain on change in fair value of derivative	20,971,087	20,171,698
Gain on convertible notes conversion	1,564,418	-
Income before income tax expenses and equity in earnings of affiliated companies	52,098,933	71,416,323
Less: Income taxes	4,353,702	8,484,205
Add/(less): Equity in earnings of affiliated companies	158,250	(14,816)
Net income	47,903,481	62,917,302
Net income attributable to noncontrolling interest	7,111,494	11,179,189
Net income attributable to parent company	40,791,987	51,738,113
Allocation to convertible notes holders	(4,518,838)	(6,994,306)
Net income attributable to parent company’s common shareholders	$36,273,149	$44,743,807
Net income attributable to parent company’s common shareholders per share –
Basic	$1.30	$1.65
Diluted	$0.69	$1.10
Weighted average number of common shares outstanding –
Basic	27,930,668	27,098,258
Diluted	31,511,685	31,565,422

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities:
Net income	$47,903,481	$62,917,302
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	100,575	595,402
Depreciation and amortization	13,501,091	9,497,618
Deferred income taxes assets and liabilities	(914,886)	620,880
Provision/(reversal) for inventories	(23,054)	431,652
(Reversal) for doubtful accounts	(75,486)	(2,373,520)
Equity gain/(loss) in earnings of affiliated companies	(158,250)	14,816
Gain on convertible notes conversion	(1,564,418)	-
Gain on change in fair value of derivative	(20,971,087)	(20,171,698)
Loss on disposal of fixed assets	104,849	690,256
Other operating adjustments	-	(6)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Pledged cash deposits	181,608	(7,656,455)
Accounts and notes receivable	(6,200,552)	(33,055,864)
Advance payments and other	1,576,777	(1,721,067)
Inventories	(12,458,644)	(8,679,749)
Increase/(decrease) in:
Accounts and notes payable	15,013,604	36,821,221
Customer deposits	409,036	(1,232,590)
Accrued payroll and related costs	19,903	206,373
Accrued expenses and other payables	2,355,538	6,295,860
Accrued pension costs	25,566	(45,692)
Taxes payable	(5,107,984)	(4,963,593)
Advances payable	345,623	361,015
Net cash provided by operating activities	34,063,290	38,552,161
Cash flows from investing activities:
(Increase)/decrease in other receivables	563,649	(1,695,321)
Cash received from equipment sales	574,775	383,924
Cash paid to acquire property, plant and equipment	(14,857,364)	(28,024,638)
Cash paid to acquire intangible assets	(323,463)	(165,292)
Equity investment	-	(3,095,414)
Net cash used in investing activities	(14,042,403)	(32,596,741)
Cash flows from financing activities:
Bank loans borrowed	10,199,951	8,215,091
Repayment of bank loans	(6,995,320)	(6,794,812)
Dividends paid to the non-controlling interest holders of joint-venture companies	(2,822,432)	(3,614,252)
Increase (decrease) in amounts due to shareholders/directors	(28,194)	344,695
Exercise of stock option	517,931	454,700
Net cash provided by (used in) financing activities	871,936	(1,394,578)
Cash and cash equivalents affected by foreign currency	2,642,698	1,383,961
Net change in cash and cash equivalents
Net increase in cash and cash equivalents	23,535,521	5,944,803
Cash and equivalents at beginning of year	49,424,979	43,480,176
Cash and equivalents at end of year	$72,960,500	$49,424,979

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31
	2011	2010
Cash paid for interest	$1,972,601	$2,044,713
Cash paid for income taxes	$8,271,564	$6,685,443

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

	Year Ended December 31
	2011	2010
Issuance of common shares for the conversion of convertible notes	$10,111,869	$-
Advance payments for acquiring property, plant and equipment	$5,184,563	$9,373,977
Dividend Payable to non-controlling interest shareholders of joint-venture	$807,970	$1,530,445